TA $ 325-

FILED # C9514-00

JAN 3 0 2002

IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

ARTICLES OF MERGER OF BRANDS SHOPPING NETWORK, INC. WITH AND INTO USA DEALERS AUCTION.COM, INC.

The undersigned corporations do hereby certify that:

1. The name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation
USA Dealers Auction.com, Inc.	Nevada
Brands Shopping Network, Inc.	Nevada

2. USA Dealers Auction.com, Inc. ("USA") and Brands Shopping Network, Inc. ("Brands") have entered into that certain Merger Agreement and Plan of Reorganization dated November 27, 2001 (the "Merger Agreement") pursuant to which Brands will merge with and into USA, and USA will continue as the surviving corporation (the "Surviving Corporation") in accordance with Section 92A.200 of the Nevada Revised Statutes.

3. The Merger Agreement was approved by the unanimous written consent of the Board of Directors of USA and Brands.

4. The number of shares of common stock of USA outstanding was 15,786,600 and the number of such shares that were entitled to vote on the Merger Agreement was 15,786,600. The total number of undisputed votes for approval of the Merger Agreement was 13,325,000 and the total number of undisputed votes against approval of the Merger Agreement was 35,000. The number of votes cast in favor of the Merger Agreement was sufficient for approval by the holders of USA common stock.

5. The number of shares of common stock of Brands outstanding was 21,242,264 and the number of such shares that were entitled to vote on the Merger Agreement was 21,242,264. The total number of undisputed votes for approval of the Merger Agreement was 13,368,155 and the total number of undisputed votes against approval of the Merger Agreement was 0. The number of votes cast in favor of the Merger Agreement was sufficient for approval by the holders of Brands common stock.

6. The surviving corporation of the merger is USA that will be governed by the laws of the State of Nevada.

7. Pursuant to the Merger Agreement, the Articles of Incorporation of USA will be amended in the Merger, whereby the First Article of the Articles of Incorporation of USA shall be amended to read as follows:

"FIRST: The name of the corporation is Brands Shopping Network, Inc."

8. The Merger Agreement is on file at the principal place of business of the Surviving Corporation at 5815 N. Black Canyon Highway, Suite 100, Phoenix, Arizona 85015,

and will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of any corporation that is a party to the Merger Agreement.

9. These Articles of Merger shall be effective on the date of filing.

We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

Date: January 15, 2002

USA DEALERS AUCTION.COM, INC.
a Nevada corporation

By: [signature]
Name: AL TAMASEBI
Title: President and Secretary

~~By:~~
~~Name:~~
~~Title: Secretary~~

BRANDS SHOPPING NETWORK, INC.
a Nevada corporation

By: ______________________
Name: ______________________
Title: President

By: ______________________
Name: ______________________
Title: Secretary